Release No. 0307-21      FOR IMMEDIATE RELEASE
March 26, 2007

RAYMOND JAMES FINANCIAL, INC.
REPORTS FEBRUARY 2007 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“February's commissions and fees managed to increase slightly over last year's comparable month but declined from the prior month in the wake of a volatile market and generally declining stock prices. Investment banking results were also impacted. The market has improved in March, but it is still unclear that its direction will be positive in the near term,” stated Chairman and CEO Thomas A. James.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,600 financial advisors serving 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. Total client assets are approximately $195 billion. Approximately $34.9 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2006 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

	February 2007	February 2006	January 2007
	(19 business days)	(19 business days)	(21 business days)

Securities commissions/fees (1)	$ 126.5 mil.	$ 123.4 mil.	$ 150.4 mil.

Assets under management (2)	$ 34.9 bil.	$ 30.1 bil.	$ 34.6 bil.

# of managed/co-managed underwritings (3)	4	8	8

Total customer assets under administration	$ 195.1 bil.	$ 162.6 bil.	$ 194.7 bil.

RJ Bank Total Assets (4)	$ 3.5 bil.	$ 1.7 bil.	$ 3.4 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for certain less significant international joint ventures.
(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of RJBank as a cash sweep option for brokerage clients, thus increasing the Company's net interest earnings.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.